Exhibit 99.1

CONSOL Energy Reports Second Quarter Results;
Record Quarterly E&P Production of 75.5 Bcfe;
E&P Division All-In Unit Costs of $2.90 Per Mcfe;
Next 18 Months Cumulative E&P Capital Budget Between $650 - $750 Million

PITTSBURGH (July 28, 2015) - CONSOL Energy Inc. (NYSE: CNX) reported a net loss of $603 million for the quarter, or ($2.64) per diluted share. This compares to a net loss of $25 million, or ($0.11) per diluted share from the year-earlier quarter. The net loss for the quarter includes a significant unusual item: an $829 million pre-tax impairment in the carrying value of CONSOL's shallow oil and natural gas assets largely due to the continuation of depressed NYMEX forward prices.

After adjusting for certain unusual items, which are listed in the EBITDA reconciliation table, the company had an adjusted net loss1 in the 2015 second quarter of $84 million, or ($0.37) per share. Adjusted EBITDA1 was $138 million for the 2015 second quarter, compared to $246 million in the year-earlier quarter. Cash flow from operations in the just-ended quarter was $62 million, compared to $221 million in the year-earlier quarter.

"CONSOL is focused on managing through what continues to be a very challenging commodity price environment," commented Nicholas J. DeIuliis, president and CEO. "Given this environment, we will manage the company to be free cash positive over the next 18 months, beginning in the second half of 2015. We are moving forward by resetting the company using zero-based budgeting, lean manufacturing and continuous improvement to hold our E&P production growth targets, while achieving our free cash flow targets."

CONSOL's E&P Division achieved record production of 75.5 Bcfe, or an increase of 45% from the 51.9 Bcfe produced in the year-earlier quarter. CONSOL Energy's annual gas production guidance remains at 30% growth for 2015 and 20% for 2016. CONSOL lowered its 2015 E&P capital expenditures (CAPEX) forecast to $800 million, which is $120 million lower than the previous guidance due to a combination of improved well profiles, decreased cycle times, and the de-bottlenecking of midstream infrastructure. Also, due to lean manufacturing and continuous improvement, the company intends to significantly reduce E&P capital in 2016 to approximately $400 - $500 million depending on natural gas prices.

Marcellus Shale production volumes in the 2015 second quarter were 39.0 Bcfe, or 64% higher than the 23.8 Bcfe produced in the 2014 second quarter. Marcellus Shale costs were $2.68 per Mcfe in the just-ended quarter, which is a $0.26 per Mcfe improvement from the second quarter of 2014 costs of $2.94 per Mcfe. The company achieved all-in cash costs of only $1.72 per Mcfe in the Marcellus Shale.

CONSOL Energy's Utica Shale production volumes in the 2015 second quarter were 10.6 Bcfe, up from 1.7 Bcfe in the year-earlier quarter. Utica Shale costs were $2.31 per Mcfe in the just-ended quarter, which is a substantial improvement from the year-earlier quarter. CONSOL expects its Utica Shale program to become a much bigger portion of the production mix mainly due to the additional dry Utica wells that are expected to come online in the second half of the year. These dry Utica wells will help delineate a significant portion of CONSOL's acreage, which could potentially either shift more future development to these areas or help catalogue the value as a monetization opportunity.

CONSOL's Coal Division produced 7.5 million tons in the 2015 second quarter. In the Virginia Operations, the company's Buchanan Mine saw metallurgical coal prices decline in the quarter due to weakening markets. Despite these market headwinds, CONSOL's premier Buchanan Mine repeated another stellar cost performance with total costs of $48.38 per ton sold in the just-ended quarter, or a reduction of $12.76 per ton from the year-earlier quarter.

1The terms "adjusted net loss" and "adjusted EBITDA" are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

Exhibit 99.1

During the quarter, CONSOL took another step towards creating more transparency by successfully executing a thermal coal MLP initial public offering (IPO). The thermal coal MLP, known as CNX Coal Resources LP ("CNXC"), raised approximately $345 million of net proceeds, including the assignment of approximately $200 million in debt. The company used the proceeds to pay down CONSOL's parent credit facility in July since the transaction closed after the second quarter ended. In connection with the completion of the IPO of CNX Coal Resources LP, CONSOL granted CNXC a right of first offer to acquire its retained 80% undivided interest in the Pennsylvania mining complex along with the following three assets: the Baltimore Marine Terminal, Cardinal States Gathering System, and the Buchanan Mine.

Due to the continued degradation of metallurgical coal prices, CONSOL is putting the MetCo IPO on hold, which was previously announced to occur early in the fourth quarter of 2015. In addition to evaluating this asset as a potential future drop down into CNXC, CONSOL is also evaluating the possibility of partnering with a third party to grow this asset through consolidation, before a potential future initial public offering. Both options support CONSOL's strategic and structural goals, and the company expects to make a decision regarding its Buchanan asset by year-end 2015.

"CONSOL continues to make significant progress towards executing our strategy," commented Nicholas J. DeIuliis, president and CEO. "This started by divesting our West Virginia coal mines in late 2013; refinancing our debt over the past two years, which has helped modernize our covenants, extend our debt maturities, and lower our cost of capital; and most recently, executing an initial public offering of CNXC, which monetized only 9% of the total Pennsylvania Operations. Despite taking place in a tough coal environment, this was a valuable transaction that not only brings in cash proceeds, but more importantly, sets up the structure to drive net asset value (NAV)."

The second quarter earnings results included the following pre-tax items related to recent transactions:

•	Recorded an $828.9 million impairment primarily on our shallow oil and gas properties;

•	Recorded an unrealized loss on commodity derivative instruments of $24.9 million;

•	Recorded $7.3 million in backstop loan fees;

•	Recorded $5.0 million in transaction fees; and

•	Recorded a $33.6 million gain related to changes in our retiree medical (OPEB) plan

Consistent with what the company previously announced on December 10, 2014 and in connection with the initial public offering of CNX Coal Resources LP, CONSOL Energy intends to reduce its current regular dividend to $0.01 per share, per quarter, effective in the third quarter of 2015.

E&P Division:

E&P Second Quarter Summary:
Production increased by 45% in the just-ended quarter, when compared to the year-earlier quarter. Despite increased production, total quarterly sales revenue decreased by $28.0 million for the same period due to depressed commodity prices. As a result of decreases to revenue and the impairment loss on shallow oil and gas properties, the E&P Division realized a net loss of $540.1 million in the second quarter of 2015, compared to net income of $15.5 million in the year earlier quarter.

The tables below summarize the quarterly comparison of key metrics for the E&P Division:

E&P DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter		Quarter	Quarter
	Ended		Ended	Ended
	June 30, 2015		June 30, 2014	March 31, 2015
Sales - Gas	$135.1		$208.5	$196.5
Realized Hedging Impact - Gas	42.3		(6.4)	30.1
Sales - Oil	1.2		2.9	1.1
Sales - NGLs	15.0		17.7	22.2
Sales - Condensate	8.7		7.6	5.2
Total Sales Revenue ($ MM)	$202.3		$230.3	$255.1

Net (Loss) Income ($ MM)	$(540.1)	*	$15.5	$30.9
Net Cash Provided By Operating Activities ($ MM)	$297.9		$86.0	$177.8
Total Period Production (Bcfe)	75.5		51.9	71.6
Average Daily Production (MMcfe)	829.6		570.0	795.7
Capital Expenditures ($ MM)	$289.2		$304.5	$250.3
* Includes an $828.9 million pre-tax impairment loss on shallow oil and gas properties, less the tax effect of $312.5 million. Adjusted net loss for the E&P segment for the three months ended June 30, 2015 is calculated as GAAP net loss of $540.1 million plus total pre-tax adjustments of $828.9 million, less the tax effect of $312.5 million equals the adjusted net loss of $23.7 million.

CONSOL's E&P division production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	June 30, 2015	June 30, 2014	% Increase/(Decrease)	March 31, 2015	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	33.6	22.0	52.7%	31.6	6.3%
Utica Sales Volumes (Bcf)	7.1	1.1	545.5%	6.2	14.5%
CBM Sales Volumes (Bcf)	18.8	19.7	(4.6)%	18.9	(0.5)%
Other Sales Volumes (Bcf)	6.9	6.5	6.2%	6.8	1.5%

LIQUIDS*
NGLs Sales Volumes (Bcfe)	7.2	1.9	278.9%	6.5	10.8%
Oil Sales Volumes (Bcfe)	0.2	0.2	—%	0.1	100.0%
Condensate Sales Volumes (Bcfe)	1.7	0.5	240.0%	1.5	13.3%

TOTAL	75.5	51.9	45.5%	71.6	5.4%

Production results are net of royalties. *NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas.

Liquids production of 9.1 Bcfe, as a percentage of the total of 75.5 Bcfe, was approximately 12% in the just-ended quarter.

E&P PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	June 30, 2015	June 30, 2014	March 31, 2015
Average Sales Price - Gas	$2.03	$4.23	$3.10
Realized Hedging Impact - Gas	$0.64	$(0.13)	$0.48
Average Sales Price - Oil*	$7.69	$15.85	$7.97
Average Sales Price - NGLs*	$2.08	$9.26	$3.40
Average Sales Price - Condensate*	$5.21	$15.82	$3.47

Average Sales Price - Total Company	$2.68	$4.44	$3.56
Costs - Production
Lifting	$0.34	$0.51	$0.44
Ad Valorem, Severance and Other Taxes	0.09	0.19	0.13
DD&A	1.03	1.21	1.06
Total Production Costs	$1.46	$1.91	$1.63
Costs - Gathering
Transportation	$0.83	$0.60	$0.72
Operating Costs	0.32	0.51	0.38
DD&A	0.11	0.16	0.12
Total Gathering Costs	$1.26	$1.27	$1.22

Gas Direct Administrative Selling & Other	$0.18	$0.26	$0.20

Total Costs	$2.90	$3.44	$3.05

Margin	$(0.22)	$1.00	$0.51

*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: Costs - The line item "Gas Direct Administrative Selling & Other" excludes general administration, incentive compensation, and other corporate expenses.

The average sales price per Mcfe within the E&P Division was impaired in the just-ended quarter, when compared to the year-earlier quarter due to the continued decline in commodity prices.

The average sales price of $2.68 per Mcfe, when combined with unit costs of $2.90 per Mcfe, resulted in a margin of ($0.22) per Mcfe. This was a decrease when compared to the year-earlier quarter even though the improvements in unit costs partially offset the decline in price realizations.

All-in unit costs in the Marcellus Shale were $2.68 per Mcfe in the just-ended quarter, or a decrease of $0.26 from the $2.94 per Mcfe in the year-earlier quarter. The decrease in unit costs was primarily related to the 64% increase in total Marcellus sales volumes, including liquids, during the just-ended quarter, compared to the year-earlier quarter.

During the quarter, transportation costs were $0.83 per Mcfe, or an increase of $0.23 from the year-earlier quarter. The increase was primarily related to additional processing and gathering fees associated with increased liquids volumes.

E&P Marketing, Transportation, and Processing Update:
For the second quarter of 2015, CONSOL's average sales price for natural gas, natural gas liquids, oil, and condensate was $2.68 per Mcfe. CONSOL's average price for natural gas was $2.03 per Mcf for the quarter and, including hedging, was $2.67 per Mcf. During the second quarter, CONSOL produced NGL, oil, and condensate volumes of 9.1 Bcfe, or 12% of the company's total gas equivalent volumes. These liquids volumes were over three times greater than the year-earlier quarter, which then comprised 5% of the company's total gas equivalent volumes. The average realized price for all liquids for the second quarter of 2015 was $16.52 per barrel. Across all volumes, the sale of liquids provided a sales value uplift of $0.09 per Mcfe, excluding hedging, during the 2015 second quarter.

During the second quarter, CONSOL entered into ethane, propane, and butane sales agreements to ship volumes via Mariner East pipelines to the Marcus Hook Industrial Complex, which will ultimately export the volumes to Europe. The deals, which commence late next year, are expected to yield price premiums compared with in-basin pricing and expose a portion of the company’s liquefied petroleum gas (LPG) portfolio to Brent Crude pricing.

The company currently has a total of 1.1 Bcf per day of available firm transportation capacity. This is composed of 0.8 Bcf per day of firm capacity on existing pipelines and an additional 0.3 Bcf per day of long-term firm sales with major customers having their own firm capacity. Additionally, CONSOL has contracted volumes of approximately 0.6 Bcf per day on several pipeline projects that will be completed over the next several years. Even with the future expiration of certain transportation contracts, the company's effective firm transportation capacity will increase to approximately 1.8 Bcf per day. The average demand cost for the existing firm capacity is approximately $0.28 per MMBtu. The average demand cost for the existing and committed firm capacity is approximately $0.33 per MMBtu.

In addition to firm transportation capacity, CONSOL has developed a processing portfolio to support the projected volumes from its wet production areas. The company has agreements in place to support the processing of approximately 0.4 Bcf per day of gross natural gas volumes.

Coal Division Results:

Coal Division First Quarter Summary:
Due to a reduced operating schedule, Pennsylvania Operations sold 5.7 million tons in the 2015 second quarter, slightly below the guidance range of 5.8 - 6.1 million tons. During the quarter, Pennsylvania Operations all-in unit costs were $44.30 per ton, compared to $45.02 per ton in the year-earlier quarter. Pennsylvania Operations sales volumes decreased 1.4 million tons during the second quarter of 2015, compared to the year-earlier quarter, after the company exerted production discipline due to market conditions. Despite the decrease in volumes, the complex drove unit costs lower during the same period, illustrating the significant cost performance of the complex.

In the second quarter of 2015, total coal division unit costs were $45.69 per ton, or an improvement of $1.94 per ton, when compared to the same quarter 2014. During the quarter, CONSOL's active coal operations generated $133 million of cash before capital expenditures.

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	PA Ops	PA Ops	VA Ops	VA Ops	Other	Other
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014	2015	2014

Beginning Inventory (millions of tons)	0.2	0.3	0.1	0.2	0.2	0.1
Coal Production (millions of tons)	5.9	6.8	1.0	1.0	0.6	0.5
Ending Inventory (millions of tons)	0.3	0.1	0.1	0.2	0.2	0.1
Sales - Company Produced (millions of tons)	5.7	7.1	1.1	0.9	0.5	0.5

Sales Per Ton	$56.21	$61.47	$57.76	$70.99	$60.84	$59.99

Total Operating Costs Per Ton	$33.25	$34.57	$35.73	$45.66	$46.23	$48.81
Direct Administration and Selling	1.11	1.29	1.19	1.58	0.93	1.23
Royalty/Production Taxes Per Ton	2.49	2.99	3.23	4.44	5.10	4.98
DD&A Per Ton	7.45	6.17	8.23	9.46	2.82	3.44
Total Production Costs	$44.30	$45.02	$48.38	$61.14	$55.08	$58.46

Average Margin Per Ton Sold	$11.91	$16.45	$9.38	$9.85	$5.76	$1.53
Addback: DD&A Per Ton	$7.45	$6.17	$8.23	$9.46	$2.82	$3.44
Average Margin Per Ton, before DD&A	$19.36	$22.62	$17.61	$19.31	$8.58	$4.97
Cash Flow before Cap. Ex and DD&A ($MM)	$110	$161	$19	$17	$4	$2

PA Ops includes Bailey, Enlow Fork, and Harvey mines. VA Ops includes the Buchanan Mine. Other includes the Miller Creek Complex. Sales and production tons exclude CONSOL Energy's portion from equity affiliates. Total Operating Costs per Ton include items such as labor and benefits, supplies, power, preparation costs, project expenses, gas well plugging costs, subsidence costs, permitting and compliance, asset retirement obligations and charges for pension, retiree medical and other employee related long-term liabilities. Direct Administration and Selling Per Ton include items such as labor and benefits, marketing, and consulting. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the PA Ops, VA Ops, and Other coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding.

Coal Marketing Update:
Pennsylvania Operations:
Pennsylvania Operations had another solid quarter selling 5.7 million tons to 38 different end users. During the quarter, CONSOL contracted for 0.1 million additional tons for 2015, bringing the total firm and priced contracted position to 22.6 million tons, or 98% of estimated sales volumes based on the midpoint of guidance. For 2016, CONSOL contracted for 1.3 million additional tons during the second quarter, bringing the total firm and priced contracted position to 14.2 million tons, or 54% (and sold position to 15.7 million tons, or 60%) of expected sales volumes based on the midpoint of guidance. For 2017 and 2018 combined, CONSOL’s sold position is averaged at 40% of expected sales volumes. The company continues to work with customers to lock in multi-year deals and expects to significantly increase committed volumes for 2017 and 2018 throughout the year.

Virginia Operations:
In the second quarter of 2015, CONSOL sold 1.1 million tons of its Buchanan low-vol coal. Buchanan continued to expand its customer base with a new sales opportunity in Europe. The new opportunity in Europe, combined with existing business from traditional customers, enabled the Buchanan Mine to achieve the high end of its second quarter sales forecast. During the quarter, CONSOL contracted for 0.5 million additional tons for 2015 and expects additional contracting opportunities throughout the year. CONSOL expects to ship approximately 80% of Buchanan’s production to customers in the U.S. and Atlantic Basin in 2015.

Other:
In the second quarter, CONSOL sold 0.5 million tons of Miller Creek coal, which is flat compared to the year-earlier quarter.

E&P Division Guidance:
CONSOL expects third quarter 2015 gas production to be approximately 75 – 79 Bcfe, while annual 2015 production guidance remains between 300 – 310 Bcfe, or 30% growth compared to 2014 total production. CONSOL Energy continues to expect 2016 annual gas production to grow by 20%.

Total hedged natural gas production in the 2015 third quarter is 39.3 Bcf, at an average price of $3.87 per Mcf. The annual gas hedge position for two years is shown in the table below:

E&P DIVISION GUIDANCE

	2015	2016
Total Yearly Production (Bcfe) / % growth	300-310	+20%
Volumes Hedged (Bcf), as of 7/09/15	140.8*	110.9
Average Hedge Price ($/Mcf)	$3.94	$3.97
* Includes 2015 actual settlements of 62.1 Bcf.

The hedged gas volumes shown in the previous table include the following NYMEX hedges that have basis hedged as well.

NYMEX PLUS BASIS HEDGES

	2015	2016
Columbia (TCO)
Volume (Bcf)	49.6	76.2
Average Hedge Price ($/Mcf)	$3.84	$3.69
Texas Eastern (TETCO)
Volume (Bcf)	3.5	-
Average Hedge Price ($/Mcf)	$3.93	-

Coal Division Guidance:
For full year 2015, Pennsylvania Operations sales guidance is lower, compared to previous quarter's guidance, due to a reduced operating schedule. Starting in June, and prior to the IPO roadshow, CONSOL decided to move to a four-day operating schedule, compared to five days previously, in order to better align production to contracted sales and preserve margins. CONSOL expects to maintain the four-day schedule through the remainder of 2015, while continuing to focus on further reducing costs.

COAL DIVISION GUIDANCE

The following table describes the forecasted contracted position (in millions of tons) for the years ending December 31, 2015 and 2016 as of July 28, 2015:

	Q3 2015	2015	2016
Est. Total Coal Sales	6.6 - 7.1	28.4 - 29.9	30.6 - 33.4
Committed	6.1	27.5	15.6
Estimated Price (committed tons)	$60.56	$59.88	$59.97
Est. PA Operations Sales	5.4 - 5.6	22.5 - 23.5	25.0 - 27.0
Committed	5.4	22.6	14.2
Est. VA Operations Sales	0.8 - 1.0	3.9 - 4.2	3.7 - 4.2
Committed	0.2	2.9	0.7
Est. Other Sales	0.4 - 0.5	2.0 - 2.2	1.9 - 2.2
Committed	0.5	2.0	0.7

Refer to note at the end of the press release for additional disclosures.

Liquidity:
As of June 30, 2015, CONSOL Energy had $1.3 billion in total liquidity, which is comprised of $10.0 million of cash,
$0.7 billion available to be borrowed under its $2.0 billion bank facility, $1.3 million capacity under its accounts receivable securitization facility, and a $0.6 billion term loan commitment.

After adjusting for the CNXC IPO transaction, CONSOL Energy had $1.0 billion in total liquidity. During the quarter, liquidity decreased by approximately $600 million, when compared to the first quarter of 2015, due to the expected termination of the $600 million term loan commitment upon the completion of the CNXC transaction.

As of June 30, 2015, CONSOL’s leverage ratio was 3.9x but excludes the impact of the CNXC IPO proceeds. After the close of the quarter, CONSOL received approximately $345 million of equity and debt proceeds from the thermal coal MLP IPO, and the proceeds have since been used to reduce borrowings on the revolving credit facility, which results in CONSOL's pro-forma leverage ratio declining to 3.7x.

CONSOL Energy Moving Forward:

Structure:
Over the past three quarters CONSOL has aggressively developed a durable and transparent structure that will allow the company to more efficiently allocate cash flows and liquidity across all of the business segments. CONE Midstream Partners contains the midstream gathering assets across the Marcellus Shale joint venture and is a major contributor responsible for supporting future growth. CNX Coal Resources LP serves as the company’s thermal coal entity where additional ownership interests in CONSOL's Pennsylvania thermal coal mines will get dropped down over time. If CONSOL decides to not pursue a stand-alone metallurgical coal entity, CNX Coal Resources has a right of first offer to acquire these assets for additional growth. In addition to the structural changes, CONSOL has modernized its debt covenants, which allows for a greater level of flexibility. CONSOL Energy continues to effectively manage the growing E&P Division with the sustained goal of evolving into a pure play Appalachian Shale entity. Today the company sits with the necessary components and structure to drive net asset value (NAV) moving forward.

Current and Expected Performance Metrics:
Over the past 18 months the company has aggressively implemented a number of key concepts to unlock NAV per share to include zero-based budgeting and lean manufacturing. Cumulatively, these concepts have improved safety performance and reduced E&P capital intensity, administrative, overhead, “other” spend, and balance sheet liabilities. The continued application of these concepts will have an even greater impact on the company's performance in the coming quarters. The following summarizes many of these areas, the progress already made, and future expectations:

E&P Division Production Growth, Capital Intensity, and Unit Costs:
CONSOL believes a number of factors within the E&P division should create the confluence of production growth and reduced capital intensity. Well profiles continue to improve across both the Marcellus and Utica shales; lean manufacturing techniques continue to compress cycle times across development activities including permitting, construction, water infrastructure, drilling, completions, and midstream; de-bottlenecking efforts in producing areas should provide low-cost incremental production growth that allows for the deferral of capital for new wells; economies of scale from pooled resources allow for the tightening of capital outlays. Also, in the near future, stacked pay opportunities across the Upper Devonian, Marcellus, and Utica shales should decrease capital intensity further.

The culmination of these factors will positively impact E&P production and lower capital intensity through 2016, while allowing CONSOL to achieve its production growth targets. As a result, CONSOL has reduced the second half of 2015 E&P capital budget to approximately $250 million. When combined with the $539 million of E&P capital expenditures in the first half of 2015, which includes CONE gathering midstream capital, total 2015 E&P capital investment is now expected to be approximately $800 million, down from $1.0 billion at the start of the year.

The 2016 E&P capital budget is expected to be approximately $400 - $500 million. CONSOL expects cumulative capital investment for the E&P segment for the second half of 2015 and all of 2016 to include developing an inventory of future permitted locations and pads for 2017 and beyond.

Also, the production growth and capital investment targets through 2016 do not assume opportunities resulting from the dry Utica and stacked pays. CONSOL intends to provide any improvements to future production or capital intensity as results from the dry Utica are assessed. Lastly, CONSOL will formalize 2017 production growth targets around mid-2016, once stacked pay opportunities are further evaluated.

The E&P Division's total unit costs declined steadily over the past year. For example, during the second quarter, the E&P Division drove down total unit costs to $2.90 per Mcfe, compared to $3.44 per Mcfe during the year-earlier quarter. In-line with previous guidance, and ahead of the forecasted timeline, CONSOL’s E&P Division has achieved reducing total operating costs between 10% -15%, when compared to 2014. CONSOL expects to further reduce total unit costs through 2016. The drivers of this trend include many of the same factors in reducing capital intensity, along with deflation of service costs, consumables and optimization of support personnel through zero-based budgeting. In addition, CONSOL expects that DD&A rates from the shallow oil and gas assets will decline from $2.25 per Mcfe in 2014 to approximately $0.35 per Mcfe in the second half of 2015 and 2016 due to the aforementioned unusual impairment charge during the quarter. CONSOL expects that the culmination of these factors will result in the E&P Division total unit costs to further decline between 10% - 15% through 2016, when compared to the second quarter 2015.

Coal Division Production, Unit Costs, and Capital:
The Coal Division continues to achieve production targets, deliver unit cost improvements, and build future sales volumes. Moving forward, CNX Coal Resources will discuss more of the details associated with Pennsylvania Operations.

In the Pennsylvania Operations, CONSOL expects total unit costs to improve in the second half of 2015 due to no additional planned longwall moves, better geological conditions, and a continued focus on cost reduction efforts. For full year 2015, CONSOL expects total unit costs, including DD&A, to be between $40 - $43 per ton.

In the Virginia Operations, as discussed last quarter, better utilization from previously completed efficiency projects and reduced travel time to the face of the longwall have resulted in significantly improved operating cost performance at the Buchanan Mine. However, as expected, these improvements were offset somewhat due to the planned longwall move and a scheduled outage to perform a maintenance upgrade during the quarter. As stated last quarter, CONSOL continues to expect Virginia Operations 2015 total unit costs, including DD&A, to be $50 - $55 per ton due primarily to lower forecasted quarterly tons for the remainder of the year, compared to the first half, as well as the company planning to bring back a development section early in the third quarter.

In the Other Operations (Miller Creek), CONSOL expects 2015 total unit costs to be between $50 - $55 per ton.

CONSOL continues to expect maintenance of production capital expenditures between $4.00 - $5.00 per ton moving forward.

Administrative and Overhead Costs:
CONSOL continues to apply zero-based budgeting across the operating segments and corporate functions. This focuses attention to critical path items, streamlines the organizational structure, and eliminates bureaucracy. In 2015 year-to-date (YTD), CONSOL has reduced corporate headcount by approximately 30%, compared to year-end 2014 levels. Company-wide executive positions have been reduced by 27%, over the same period, and are expected to hit 40% by year-end 2015. Due to additional headcount right-sizing and zero-based budgeting efforts, CONSOL now expects approximately $100 million in administrative and overhead costs reductions in 2015, when compared to 2014. When compared to last quarter estimates, this is an improvement of approximately $35 million and $48 million in 2015 and 2016, respectively.

Balance Sheet Liabilities:
CONSOL continues to actively manage and reduce its long-term liability exposure. In an effort to modernize benefits, the company instituted a number of plan amendments and executed divestitures that have resulted in the following reductions:

Legacy Liabilities ($ in millions)	12/31/2012	12/31/2013	12/31/2014	6/30/2015	12/31/2015E
OPEB	$3,018	$1,022	$761	$703	$682
Long-term Disability (LTD)	$39	$20	$22	$21	$20
Workers Compensation (WC)	$180	$85	$90	$89	$91
Coal Workers' Pneumoconiosis (CWP)	$184	$121	$126	$127	$125
Salary Retirement/Pension	$225	$53	$119	$113	$107
Asset Retirement Obligation (ARO)	$699	$601	$576	$579	$619
Total Legacy Liabilities	$4,345	$1,902	$1,694	$1,632	$1,644

Annual Cash Servicing Cost	$370	$148	$153	$129	$122
CONSOL expects to continue efforts to reduce balance sheet liabilities and cash servicing costs in 2016.

Asset Sales:
The company posted approximately $7 million of assets sales in the first half of 2015. CONSOL has a large inventory of non-core asset sales and expects between $75 - $125 million of additional sales through 2016. These estimates reflect a select number of small-to-medium sized assets with higher sales probability and exclude proceeds from CNX Coal Resources and CONE Midstream. Also, proceeds from the potential sale of other, larger non-core assets are not included in these estimates.

Cash Flows and Leverage Ratios through 2016:
The cumulative impact of these efforts should result in CONSOL generating positive free cash flow in the second half of 2015 and throughout 2016, when applying the current NYMEX 12-month futures strip on unhedged gas volumes and assuming an average basis differential of approximately ($0.60) per Mcf in both 2015 and 2016. In addition,

CONSOL applies conservative assumptions for thermal and metallurgical coal prices over the next 18 months to meet the company's free cash flow targets.

Also, CONSOL expects its leverage ratio to decline and hold below its current level through 2016, under the same pricing assumptions, as stated above.

About
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based producer of natural gas and coal. The company is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. CONSOL Energy deploys an organic growth strategy focused on rapidly developing its resource base. As of December 31, 2014, CONSOL Energy reported 6.8 trillion cubic feet equivalent of proved natural gas reserves. The company’s premium coals are sold to electricity generators and steel makers, both domestically and internationally. CONSOL Energy is a member of the Standard & Poor's 500 Equity Index. Additional information can be found at www.consolenergy.com.

Non-GAAP Financial Measures
Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	June 30
	2015	2014
Net Loss	$(603,301)	$(24,935)

Add: Interest Expense	46,507	64,211
Less: Interest Income	(364)	(676)
Add: Income Taxes	(291,929)	1,214
(Loss) Earnings Before Interest & Taxes (EBIT)	(849,087)	39,814

Add: Depreciation, Depletion & Amortization	154,497	137,899

(Loss) Earnings Before Interest, Taxes and DD&A (EBITDA)	(694,590)	177,713

Adjustments:
Impairment of E&P Properties	828,905	—
Unrealized Loss on Commodity Derivative Instruments	24,936	—
Backstop Loan Fees	7,334	—
Other Transaction Fees	4,968	—
Loss on Debt Extinguishment	17	74,277
OPEB Plan Changes	(33,649)	—
Pension Settlement	—	20,707
Revolver Modification	—	2,989
Coal Contract Buyout	—	(30,000)
Total Pre-tax Adjustments	832,511	67,973

Adjusted Earnings Before Interest, Taxes and DD&A (Adjusted EBITDA)	$137,921	$245,686

Note: Income tax effect of Total Pre-tax Adjustments was $313,327 and $26,598 for the three months ended June 30, 2015 and June 30, 2014, respectively. Adjusted net loss for the three months ended June 30, 2015 is calculated as GAAP net loss of $603,301 plus total pre-tax adjustments of $832,511, less the tax effect of $313,327 equals the adjusted net loss $84,117.

Coal Division Guidance
Note: Committed tons include tons that are both sold and priced. Committed tons exclude collared tons and tons that are sold but not yet priced. There are no collared tons in 2015. Collared tons in 2016 are 0.4 million tons, with a ceiling of $62.00 per ton and a floor of $57.00 per ton. Not included in the table are the tons from Western Allegheny Energy (WAE). We forecast WAE production of 0.2 million tons for Q3 2015, and 0.5 million tons and 0.4 million tons for all of 2015, and 2016, respectively. For purposes of this table, the forecasted price of each committed contract includes the base price stated in the contract and an estimate of the future adjustments to the contracted base price as set forth in such contract. The adjustment mechanisms reflect (i) variances in the quality characteristics of coal delivered to the customer beyond threshold quality characteristics specified in the applicable sales contract, (ii) the actual calorific value of coal delivered to the customer, and/or (iii) changes in electric power prices in the markets in which our customers operate, as adjusted for any factors set forth in the applicable contract. Each customer contract is different and not all contracts contain adjustments described in the preceding sentence. The forecasted prices set forth in the table above were based in part on certain assumptions made by management. With respect to clause (i) quality characteristics, for 2016 we assumed that the coal we will deliver will be within the contract range, and no premiums or penalties relating to the quality of coal delivered are forecasted. For the current year, 2015, we based our assumption on our average monthly forecasted quality numbers generated with our production forecast, created using pre-mining geology and analytical work, to determine the likely penalties and premiums associated with each contract using the average mine quality for tons estimated to be shipped during the time period. With respect to clause (ii) actual calorific value, for 2016 we assumed that the coal we deliver will be within the contract range, and no premiums or penalties relating to the calorific value of coal delivered are forecasted. For the current year, 2015, we based our assumption on our average monthly forecasted quality numbers generated with our production forecast, created using pre-mining geology and analytical work, to determine the likely penalties and premiums associated with each contract using the average mine quality for tons estimated to be shipped during the time period. With respect to clause (iii), the electric power price-related adjustments, if any, result only in positive monthly adjustments to the contracted base price that we receive for our coal. These adjustments to contracted base prices were estimated using publicly available regional power generation information applicable to the markets in which our customers operate and other internally forecasted information regarding contract specific factors that impact pricing. The key assumptions used for the forecasted electric power price-related adjustments were derived using PJM Western Hub Day-Ahead Calendar Month (Peak and Off-Peak) prices adjusted using management’s judgment and historical results. These derived assumptions were held constant in 2015 and 2016. While management considers the expectations and assumptions regarding forecasted prices, including with respect to forecasted electric power price-related adjustments, to be reasonable, they are inherently subject to business, economic, competitive, regulatory, and other risks and uncertainties, most of which are beyond our control.

Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate; an extended decline in prices we receive for our gas, natural gas liquids and coal including the impact on gas prices of our gas operations being concentrated in Appalachia which has experienced a dramatic increase in gas production and decline in gas pricing relative to the benchmark Henry Hub prices; foreign currency fluctuations affecting the competitiveness of our coal abroad; our customers extending existing contracts or entering into new long-term contracts for coal; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our gas and coal to market; a loss of our competitive position because of the competitive nature of the gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for natural gas and coal ; the risks inherent in gas and coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our mining operations; obtaining and renewing governmental permits and approvals for our natural gas and coal gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our natural gas and coal operations; our ability to find adequate water sources for our use in gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable gas, oil and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for gas rights on some of our properties or failing to acquire these additional rights we may have to reduce our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Exchange Act; increased exposure to employee-related long-term liabilities; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; replacing our natural gas and oil reserves, which if not replaced, will cause our gas and oil reserves and production to decline; acquisitions that we recently completed or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and asset monetization transactions, including sales of additional interests in our thermal coal or other assets to CNX Coal Resources LP and divestitures to third parties we anticipate may not occur or produce anticipated proceeds; the terms of our existing joint ventures restrict flexibility, actions taken by the other party in our gas joint ventures may impact our financial position and various circumstances could cause us not to realize the benefits we anticipate receiving from these joint ventures;  risks associated with our debt; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; failure to appropriately allocate capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy to satisfy liabilities it acquired from us, or failure to perform its obligations under various arrangements, which we guaranteed, could materially or adversely affect our results of operations, financial position, and cash flows;  information theft, data corruption and/or financial loss resulting from a terrorist attack or cyber incident;  operating in a single geographic area;  and other factors discussed in the 2014 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Contacts:
Investor: Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
Revenues and Other Income:	2015	2014	2015	2014
Natural Gas, NGLs and Oil Sales	$201,911	$229,743	$456,491	$496,041
Unrealized (Loss) Gain on Commodity Derivative Instruments	(24,936)	—	35,068	—
Coal Sales	414,480	536,298	911,146	1,070,979
Other Outside Sales	6,337	70,087	19,467	139,374
Production Royalty Interests and Purchased Gas Sales	6,887	19,739	25,343	49,958
Freight-Outside Coal	4,251	10,109	10,776	20,054
Miscellaneous Other Income	35,694	69,977	73,760	125,031
Gain on Sale of Assets	4,315	1,417	6,480	5,086
Total Revenue and Other Income	648,939	937,370	1,538,531	1,906,523
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	25,319	26,374	56,931	55,617
Transportation, Gathering and Compression	86,979	57,796	165,723	111,578
Production, Ad Valorem, and Other Fees	6,938	10,145	16,130	20,331
Direct Administrative and Selling	13,252	13,503	27,918	25,156
Depreciation, Depletion and Amortization	87,510	71,499	172,614	143,228
Exploration and Production Related Other Costs	2,322	4,624	4,363	7,723
Production Royalty Interests and Purchased Gas Costs	3,635	16,672	19,762	42,768
Other Corporate Expenses	20,551	21,010	39,647	47,174
Impairment of Exploration and Production Properties	828,905	—	828,905	—
General and Administrative	14,431	15,517	29,573	32,881
Total Exploration and Production Costs	1,089,842	237,140	1,361,566	486,456
Coal Costs
Operating and Other Costs	271,284	354,286	582,867	688,096
Royalties and Production Taxes	22,056	27,603	44,373	54,091
Direct Administrative and Selling	8,984	12,130	17,967	23,672
Depreciation, Depletion and Amortization	66,982	65,899	132,465	122,765
Freight Expense	4,251	10,109	10,776	20,054
General and Administrative Costs	6,901	10,657	14,309	23,366
Other Corporate Expenses	13,288	12,037	22,183	31,331
Total Coal Costs	393,746	492,721	824,940	963,375
Other Costs
Miscellaneous Operating Expense	14,052	92,020	24,436	159,361
General and Administrative Costs	—	221	—	431
Depreciation, Depletion and Amortization	5	501	12	1,022
Loss on Debt Extinguishment	17	74,277	67,751	74,277
Interest Expense	46,507	64,211	101,629	115,142
Total Other Costs	60,581	231,230	193,828	350,233
Total Costs And Expenses	1,544,169	961,091	2,380,334	1,800,064
Earnings Before Income Tax	(895,230)	(23,721)	(841,803)	106,459
Income Taxes	(291,929)	1,214	(317,532)	9,703
(Loss) Income From Continuing Operations	(603,301)	(24,935)	(524,271)	96,756
Loss From Discontinued Operations, net	—	—	—	(5,687)
Net (Loss) Income	$(603,301)	$(24,935)	$(524,271)	$91,069

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
Earnings Per Share	2015	2014	2015	2014
Basic
(Loss) Income from Continuing Operations	$(2.64)	$(0.11)	$(2.29)	$0.42
Loss from Discontinued Operations	—	—	—	(0.02)
Total Basic (Loss) Earnings Per Share	$(2.64)	$(0.11)	$(2.29)	$0.40
Dilutive
(Loss) Income from Continuing Operations	$(2.64)	$(0.11)	$(2.29)	$0.42
Loss from Discontinued Operations	—	—	—	(0.03)
Total Dilutive (Loss) Earnings Per Share	$(2.64)	$(0.11)	$(2.29)	$0.39

Dividends Paid Per Share	$0.0625	$0.0625	$0.125	$0.125

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
(Unaudited)	2015	2014	2015	2014
Net (Loss) Income	$(603,301)	$(24,935)	$(524,271)	$91,069
Other Comprehensive Loss:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($4,875), $2,214, ($4,785), ($771))	9,467	(3,798)	9,318	1,321
Net Decrease in the Value of Cash Flow Hedges (Net of tax: $0, $8,027, $0, $38,883)	—	(12,218)	—	(59,183)
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $12,103, ($6,642), $23,316, ($17,593))	(20,804)	6,951	(40,118)	23,264

Other Comprehensive Loss	(11,337)	(9,065)	(30,800)	(34,598)

Comprehensive (Loss) Income	$(614,638)	$(34,000)	$(555,071)	$56,471

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	June 30, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$10,031	$176,989
Accounts and Notes Receivable:
Trade	173,240	259,817
Other Receivables	219,655	347,146
Accounts Receivable - Securitized	38,669	—
Inventories	111,694	101,873
Deferred Income Taxes	74,539	66,569
Recoverable Income Taxes	21,211	20,401
Prepaid Expenses	172,463	193,555
Total Current Assets	821,502	1,166,350
Property, Plant and Equipment:
Property, Plant and Equipment	15,344,327	14,674,777
Less—Accumulated Depreciation, Depletion and Amortization	5,624,326	4,512,305
Total Property, Plant and Equipment—Net	9,720,001	10,162,472
Other Assets:
Investment in Affiliates	216,583	152,958
Other	244,015	277,750
Total Other Assets	460,598	430,708
TOTAL ASSETS	$11,002,101	$11,759,530

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	June 30, 2015	December 31, 2014
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$442,153	$531,973
Current Portion of Long-Term Debt	13,401	13,016
Short-Term Notes Payable	1,058,000	—
Borrowings Under Securitization Facility	38,669	—
Other Accrued Liabilities	543,806	602,972
Total Current Liabilities	2,096,029	1,147,961
Long-Term Debt:
Long-Term Debt	2,558,678	3,236,422
Capital Lease Obligations	38,820	39,456
Total Long-Term Debt	2,597,498	3,275,878
Deferred Credits and Other Liabilities:
Deferred Income Taxes	5,119	325,592
Postretirement Benefits Other Than Pensions	635,693	703,680
Pneumoconiosis Benefits	118,288	116,941
Mine Closing	306,231	306,789
Gas Well Closing	181,768	175,369
Workers’ Compensation	75,365	75,947
Salary Retirement	107,233	109,956
Reclamation	34,264	33,788
Other	162,718	158,171
Total Deferred Credits and Other Liabilities	1,626,679	2,006,233
TOTAL LIABILITIES	6,320,206	6,430,072
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 229,001,412 Issued and Outstanding at June 30, 2015; 230,265,463 Issued and Outstanding at December 31, 2014	2,294	2,306
Capital in Excess of Par Value	2,425,822	2,424,102
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	2,435,679	3,054,150
Accumulated Other Comprehensive Loss	(181,900)	(151,100)
Total CONSOL Energy Inc. Stockholders’ Equity	4,681,895	5,329,458
TOTAL LIABILITIES AND EQUITY	$11,002,101	$11,759,530

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total CONSOL Energy Inc. Stockholders’ Equity
December 31, 2014	$2,306	$2,424,102	$3,054,150	$(151,100)	$5,329,458
(Unaudited)
Net Loss	—	—	(524,271)	—	(524,271)
Other Comprehensive Loss	—	—	—	(30,800)	(30,800)
Comprehensive Loss	—	—	(524,271)	(30,800)	(555,071)
Issuance of Common Stock	10	8,278	—	—	8,288
Retirement of Common Stock (2,213,100 shares)	(22)	(17,683)	(53,969)	—	(71,674)
Treasury Stock Activity	—	—	(11,520)	—	(11,520)
Tax Cost From Stock-Based Compensation	—	(3,004)	—	—	(3,004)
Amortization of Stock-Based Compensation Awards	—	14,129	—	—	14,129
Dividends ($0.125 per share)	—	—	(28,711)	—	(28,711)
Balance at June 30, 2015	$2,294	$2,425,822	$2,435,679	$(181,900)	$4,681,895

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
Operating Activities:	2015	2014	2015	2014
Net (Loss) Income	$(603,301)	$(24,935)	$(524,271)	$91,069
Adjustments to Reconcile Net Income to Net Cash Provided By Continuing Operating Activities:
Net Loss from Discontinued Operations	—	—	—	5,687
Depreciation, Depletion and Amortization	154,497	137,899	305,091	267,015
Impairment of Exploration and Production Properties	828,905	—	828,905	—
Stock-Based Compensation	6,648	9,608	14,129	25,500
Gain on Sale of Assets	(4,315)	(1,417)	(6,480)	(5,086)
Loss on Debt Extinguishment	17	74,277	67,751	74,277
Unrealized Loss (Gain) on Commodity Derivative Instruments	24,936	—	(35,068)	—
Deferred Income Taxes	(291,914)	5,636	(313,114)	13,785
Equity in Earnings of Affiliates	(11,927)	(14,062)	(23,250)	(21,512)
Return on Equity Investment	4,059	—	8,162	—
Changes in Operating Assets:
Accounts and Notes Receivable	63,861	(30,689)	90,384	(52,920)
Inventories	(6,450)	8,180	(9,821)	9,909
Prepaid Expenses	45,084	9,036	83,560	24,529
Changes in Other Assets	10,222	13,073	17,188	13,427
Changes in Operating Liabilities:
Accounts Payable	(79,882)	36,776	(97,602)	53,371
Accrued Interest	(16,570)	(61,716)	26,149	(10,483)
Other Operating Liabilities	(28,267)	45,080	(96,978)	74,714
Changes in Other Liabilities	(36,090)	6,268	(46,395)	9,923
Other	2,229	3,691	5,875	4,814
Net Cash Provided by Continuing Operations	61,742	216,705	294,215	578,019
Net Cash Provided By (Used in) Discontinued Operating Activities	—	4,340	—	(20,872)
Net Cash Provided by Operating Activities	61,742	221,045	294,215	557,147
Cash Flows from Investing Activities:
Capital Expenditures	(341,766)	(368,286)	(635,785)	(819,295)
Proceeds from Sales of Assets	4,823	7,547	6,931	133,075
Net Investments In Equity Affiliates	(11,666)	(29,000)	(43,761)	(39,000)
Net Cash Used in Investing Activities	(348,609)	(389,739)	(672,615)	(725,220)
Cash Flows from Financing Activities:
Proceeds from (Payments On) Short-Term Borrowings	297,500	(11,736)	1,058,000	(11,736)
(Payments on) Proceeds from Miscellaneous Borrowings	(1,634)	1,503	(4,112)	(3,167)
Payments on Long Term Notes, including Redemption Premium	(2,710)	(1,583,965)	(1,263,719)	(1,583,965)
Proceeds from Securitization Facility	6,000	—	38,669	—
Proceeds from Issuance of Long-Term Notes	—	1,600,000	492,760	1,600,000
Tax Benefit from Stock-Based Compensation	183	2,321	198	2,413
Dividends Paid	(14,311)	(14,382)	(28,711)	(28,733)
Issuance of Common Stock	6,552	8,259	8,288	13,234
Purchases of Treasury Stock	—	—	(71,674)	—
Debt Issuance and Financing Fees	—	—	(18,257)	—
Net Cash Provided by (Used in) Financing Activities	291,580	2,000	211,442	(11,954)
Net Increase (Decrease) in Cash and Cash Equivalents	4,713	(166,694)	(166,958)	(180,027)
Cash and Cash Equivalents at Beginning of Period	5,318	314,087	176,989	327,420
Cash and Cash Equivalents at End of Period	$10,031	$147,393	$10,031	$147,393